UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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INDEPENDENT BANK CORPORATION
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Independent Bank Corporation

Proxy Statement and Notice of
2016 Annual Meeting of Shareholders

Independent Bank Corporation
4200 East Beltline, Grand Rapids, Michigan, 49525

March 11, 2016

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 26, 2016. For the second time, we will be conducting our Annual Meeting of Shareholders by means of remote communication via the Internet. To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2016. At this site you will be able to vote electronically and submit questions during the meeting. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting of Shareholders.

We are also again providing proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of conducting our Annual Meeting. On or about March 11, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2016 proxy statement, our 2015 annual report, which summarizes Independent Bank Corporation’s 2015 results, and includes our 2015 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

William B. Kessel
President and Chief Executive Officer

PROXY STATEMENT

INDEPENDENT BANK CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2016

Date:	April 26, 2016
Time:	3:00 p.m., Eastern Time
Virtual Meeting URL:	www.virtualshareholdermeeting.com/IBCP2016

We are holding the 2016 Independent Bank Corporation Annual Meeting of Shareholders for the following purposes:

1.	To elect three directors to serve three-year terms expiring in 2019;
2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this proxy statement; and
4.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 26, 2016 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet this year, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 11, 2016, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire.

Independent Bank Corporation will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders on the date of the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Company – 4200 East Beltline, Grand Rapids, Michigan 49525.

Whether or not you plan to attend the Annual Meeting via the Internet and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive (upon your request) a printed proxy card in the mail, by completing, dating, signing and returning the proxy card. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Robert N. Shuster
Executive Vice President, Chief Financial Officer and
   Corporate Secretary

March 11, 2016

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525

2016 PROXY STATEMENT
QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting via the Internet. When you complete and submit a proxy card, use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Independent Bank Corporation is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Independent Bank Corporation and its subsidiaries.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 11, 2016.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 11, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and the 2015 annual report electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of Independent Bank Corporation common stock at the close of business on February 26, 2016, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you can vote in one of four ways:

•	Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, April 25, 2016.
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, April 25, 2016.
•	In Writing: Complete, sign, date, and return the proxy card in the return envelope provided with your proxy card.
•	At the Annual Meeting: To attend the meeting virtually and cast your vote, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2016. At this site you will be able to vote electronically and submit questions during the meeting.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for three directors nominated by the Board of Directors; for the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and for the non-binding, advisory proposal to approve executive compensation.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan 49525;
(2)	submitting another properly completed proxy card that is later dated;
(3)	voting by telephone at a subsequent time;
(4)	voting by the Internet at a subsequent time; or
(5)	voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.

Shares are counted as present at the meeting if the shareholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or
•	is present at the Annual Meeting and votes electronically at the meeting.

On the Record Date, there were 21,598,586 shares of common stock issued and outstanding. Therefore, at least 10,799,293 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2019; (ii) the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (iii) a non-binding advisory proposal on the compensation of our named executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes, which means that the three individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have the same effect as a vote against the election of a particular director. Because the say-on-pay vote is advisory, it will not be binding upon the Board of Directors or the compensation committee.

Also, please remember that the election of directors and the say-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.

Will the Annual Meeting be webcast?

Yes. You may attend the meeting by logging on to the Internet at www.virtualshareholdermeeting.com/IBCP2016. At this site you will be able to vote electronically and submit questions during the meeting. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting of Shareholders. The audio broadcast of this meeting will be archived on that website for at least 120 days. An in person annual meeting will not be held.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2016

This proxy statement along with our annual report is available at: www.proxyvote.com.

A copy of Independent Bank Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan 49525.

VOTING SECURITIES AND RECORD DATE

As of February 26, 2016, the Record Date for the Annual Meeting, we had issued and outstanding 21,598,586 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 26, 2016, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding
EJF Capital, LLC(1)(4) 2107 Wilson Boulevard Arlington, VA 22201	1,450,000	6.71%

BlackRock, Inc.(2)(4) 55 East 52nd Street New York, NY 10055	1,200,728	5.56%

PL Capital Advisors, LLC(3)(4) 47 East Chicago Avenue Naperville, IL 60540	1,080,985	5.00%
(1)	Based on information set forth in Schedule 13G filed with the SEC on February 12, 2016 by EJF Capital, LLC (“EJF”). The Schedule 13G reports that the shares of common stock listed above are held of record by clients of EJF, in its capacity as investment adviser.
(2)	Based on information set forth in Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that the shares of common stock listed above are held of record by clients of BlackRock, in its capacity as investment adviser.
(3)	Based on information set forth in Form 13F filed with the SEC on February 4, 2016 by PL Capital Advisors, LLC.
(4)	We have adopted a Tax Benefits Preservation Plan (the “Plan”) as a means to preserve our ability to utilize certain tax benefits by avoiding an “ownership change” of our Company within the meaning of the federal tax laws. Generally speaking, the Plan serves to deter any person from becoming the beneficial owner of 5% or more of our outstanding common stock, unless our Board of Directors approves the acquisition as one that will not cause an “ownership change” for purposes of the Plan or the 5% ownership threshold is exceeded under otherwise exempt conditions. The Company’s Board of Directors either approved the above entities’ beneficial ownership exceeding 5% of our common stock because it was determined such acquisitions would not cause an ownership change for purposes of the Plan or the acquisition of our common stock above the 5% ownership level occurred under an exempt condition. The plan expires on November 15, 2016, and the Board does not intend to extend its term given that the tax benefit provided by the plan will no longer be necessary as of that date.

PROPOSAL I SUBMITTED FOR YOUR VOTE – ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board. Our current Board has fixed the size of our Board at nine members. William J. Boer, Joan A. Budden and Charles C. Van Loan are nominees to serve three-year terms expiring in 2019. Mr. Boer and Mr. Van Loan are incumbent directors previously elected by our shareholders. Ms. Budden was appointed a director effective as of July 22, 2015.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 26, 2016, by the respective nominees and directors.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly, at this year’s meeting, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non- vote, or otherwise, will not be treated as votes cast on this matter.

The Board of Directors recommends a vote FOR the election of each of the three nominees.

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
Nominees for three-year terms expiring in 2019
William J. Boer (age 60)	26,030.12		26,030
Mr. Boer is President and Founder of Grey Dunes, an independent family office advisory firm in Grand Rapids, Michigan. He was appointed as a director of Independent Bank Corporation in 2012 and was elected as a director by our shareholders in 2013. From 1995 to 2005, Mr. Boer served as Vice President and Chief Operating Officer of RDV Corporation, the family office of the Richard M. DeVos family. Prior to joining RDV Corporation in 1995, Mr. Boer was President of Michigan National Bank, Grand Rapids, and from 1987 to 1993 was Vice President for Administration and Finance at Calvin College. Mr. Boer’s past banking experience, his investment advisory expertise, and his broad experience in executive leadership roles within a number of industries provides important skill sets to our Board.
			(.12%)
Joan A. Budden (age 54)	6,513.03		7,360
Ms. Budden was named President & CEO of Priority Health in January 2016, one of Michigan’s largest health plans with over $3 billion in annual revenue. Ms. Budden accepted the position having served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for Priority Health’s individual, group commercial and government markets. Ms. Budden has more than 25 years of health insurance experience. She has held a number of leadership and executive management positions in the health insurance industry that include leading the individual consumer division, project management office and corporate strategy departments for Blue Cross Blue Shield of Michigan prior to joining Priority Health. Ms. Budden’s experience in a highly competitive and regulated industry that is undergoing significant change as well as her marketing expertise and leadership skills make her an important addition to the Board.
			(.03%)
Charles C. Van Loan (age 68)	86,972.40		86,972
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as Executive Chairman during 2005. He retired on December 31, 2005. He first became a director in 1992. Mr. Van Loan has 38 years of experience in the financial services industry. Mr. Van Loan served as the Company’s CEO for over 10 years, which makes his input useful to the Board.			(.40%)

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
Directors whose terms expire in 2017
Stephen L. Gulis, Jr. (age 58)	—		—	45,346
Mr. Gulis retired in 2008 as the Executive Vice President and President of Wolverine Worldwide Global Operations Group. He served as Executive Vice President, CFO and Treasurer of Wolverine Worldwide prior to his appointment as President, Global Operations. He became a director of Independent Bank Corporation in 2004. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is important to the Board.
				(.21%)
Terry L. Haske (age 67)	33,439.15			59,966
Mr. Haske is a CPA and a retired Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a director of Independent Bank Corporation in 1996. Mr. Haske’s experience and qualifications as a CPA, as well as his prior service as a director of the Company and as a director of other banking institutions, makes his service to the Board particularly important.				(.28%)
William B. Kessel (age 51)	94,365	(3)	.44	94,365
Mr. Kessel serves as President and CEO of Independent Bank Corporation and Independent Bank. Prior to his appointment as CEO as of January 1, 2013, Mr. Kessel served as President since April 1, 2011, and as Chief Operating Officer from 2007 to 2011. He also served as President of Independent Bank (prior to the consolidation of our four bank charters) from 2004 to 2007. Prior to joining Independent Bank Corporation in 1994, Mr. Kessel worked for a regional certified public accounting firm in their financial institutions group. Mr. Kessel has over 28 years of service in the financial services industry. His positions with the Company and those experiences make him a particularly important component of the Board.
				(.44%)

Directors whose terms expire in 2018
Michael M. Magee, Jr. (age 59)	43,848.20			43,848
Mr. Magee is the Chairman of the Board of Directors. Prior to January 1, 2013, Mr. Magee was the Chief Executive Officer of Independent Bank Corporation since January 1, 2005, Executive Vice President and Chief Operating Officer since 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a director of Independent Bank Corporation in 2005. Mr. Magee has over 33 years of service in the financial services industry and served as our Chief Executive Officer for 8 years. That position and those experiences make him a particularly important component of the Board, and his prior roles with the Company allow him to be particularly effective as Chairman of the Board.
				(.20%)

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
James E. McCarty (age 68)	22,808	(4)	.11	56,465
Mr. McCarty became a director of Independent Bank Corporation in 2002 and currently serves as the lead independent director of the Board. He is the retired President of McCarty Communications (commercial printing). Mr. McCarty’s prior experience in a corporate leadership position and prior service as a director of a financial institution makes his service to the Board important.				(.26%)
Matthew J. Missad (age 55)	15,924	(5)	.07	18,279
Mr. Missad was appointed to the Board on October 28, 2014. Mr. Missad is the Chief Executive Officer of Universal Forest Products, Inc. (“UFP”), a position he has held since July, 2011. From 1996 to 2011, Mr. Missad served as Executive Vice President, General Counsel and Secretary of UFP. He also serves as a director of UFP. Mr. Missad’s experience as the chief executive officer of a publicly-held corporation, as well as a director of that corporation, provides a unique resource to the Board and management.				(.08%)
(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.
(2)	Certain of our directors have made elections to defer fees they received or will receive for service as a director and to have such fees paid to them in shares of our common stock after their retirement from the Board. These elections were made pursuant to the terms of the Deferred Compensation and Stock Purchase Plan for Non-employee Directors described under “Director Compensation” below. Until such shares are issued to the director, the director does not have the right to vote or sell the shares, so the shares are not deemed “beneficially owned” by the director for purposes of this table. However, because these shares represent a material portion of certain directors’ investment in the Company, we are presenting them in this additional column. As of February 26, 2016, a total of 113,260 of our outstanding shares of common stock have been issued to, and are being held by, a trust to be issued to directors pursuant to the foregoing plan.
(3)	Includes 4,350 shares allocated to Mr. Kessel’s account in the Independent Bank Corporation Employee Stock Ownership Plan (“ESOP”).
(4)	Includes 3,225 shares held in a spousal trust.
(5)	Includes 11,098 shares held in a foundation that Mr. Missad has voting and investment power over and 500 shares held in a limited liability company that Mr. Missad has voting and investment power over.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our “Named Executives” (listed in the Summary Compensation Table below) and by all our directors and executive officers as a group as of February 26, 2016.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Outstanding
William B. Kessel	94,365.44
Robert N. Shuster	171,112	(3)	.79
Dennis J. Mack	33,506.16
David C. Reglin	70,411.33
Stefanie M. Kimball	50,829.24
All executive officers and directors as a group (consisting of 17 persons)	1,164,185	(4)	5.38
(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.
(2)	Does not include shares that may be issued pursuant to restricted stock units granted to each Named Executive in May 2013 and performance unit shares granted to each Named Executive in February 2014 and January 2015 and 2016, as described under “Executive Compensation” below.
(3)	Includes 113,260 shares of our outstanding common stock being held in trust for issuance to directors pursuant to our Deferred Compensation and Stock Purchase Plan for Non-employee Directors. See footnote (2) on page 11 above. As co-trustee, Mr. Shuster shares voting and investment power over these shares and is therefore deemed to beneficially own these shares for purposes of this table. He has no pecuniary interest in the shares.
(4)	Beneficial ownership is disclaimed as to 394,515 shares, all of which are held in the ESOP for employees other than executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees, are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan 49525. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in The NASDAQ Stock Market Listing Rule 5605(a)(2): William J. Boer, Joan A. Budden, Stephen L. Gulis, Terry L. Haske, Matthew J. Missad, James E. McCarty, and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under applicable SEC rules. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our Annual Meeting of Shareholders. All of our directors (who were on the Board at the time) attended our 2015 annual shareholders meeting. During 2015, the Board held eight meetings; each director (who was on the Board at the time) attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served, except for Ms. Budden, who became a director in July 2015 and attended two of three meetings of the board held between her appointment as a director and year-end 2015.

BOARD COMMITTEES AND FUNCTIONS

Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance. Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com.

Our audit committee, which met on eight occasions in 2015, consists of directors Gulis (Chairman), Haske and Van Loan. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert,” as that term is defined in SEC rules. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on two occasions in 2015, consists of directors McCarty (Chairman), Budden and Van Loan. Retired director Robert Hetzler served on this committee during 2015 and director Budden was appointed to this committee on December 18, 2015. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ compensation against (1) pre-established, measurable performance goals and budgets, (2) generally comparable groups of executives, and (3) external market trends. Following this review, this committee recommends to the full Board the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the “Compensation Discussion and Analysis” included in this proxy statement.

Our nominating and corporate governance committee, which met on two occasions in 2015, consists of directors Boer (Chairman), Gulis, and Missad. Retired directors Robert Hetzler and Charles Palmer served on this committee during 2015 and director Gulis was appointed to this committee on December 18, 2015. This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying Board candidates and monitoring our corporate governance standards. In view of the recent retirements from the Board of two of the Company’s directors, as well as the age and tenure of certain other members of the Board, the committee has been active in seeking and evaluating qualified candidates to serve on the Board. This effort led to the recent appointment of Ms. Budden and Mr. Missad to the Board in 2015 and 2014, respectively. Both Ms. Budden and Mr. Missad were recommended by a number of sources, including non-management directors and management.

Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than 60 and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, this committee may use the services of such a firm in the future if it deems it necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education, and training, as well as an individual’s general background, benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.

The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2016 Annual Meeting. All of the nominees that are standing for election as directors at the 2016 Annual Meeting are incumbent directors that were previously elected by our shareholders, except for Ms. Budden who was appointed to the Board in July of 2015.

MAJORITY VOTING

Our nominating and corporate governance committee and our Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in our Articles. At this time, the Board has decided to continue to defer any action or recommendation on this matter.

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

As a general matter, our Board has separated the positions of the Company’s Chief Executive Officer and Chairman of the Board. Mr. Kessel serves as our CEO and Mr. Magee serves as Chairman of the Board. In addition to this structure, the Board regularly meets in executive session, without the presence of management. The Board may also meet without the presence of any directors who are not considered independent directors. Because Mr. Magee does not qualify as an independent director under NASDAQ rules, Mr. McCarty has been appointed as the lead independent director of the Board to lead discussions of Board sessions involving only independent directors.

Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our audit committee’s risk oversight functions include:

•	Approving the independent auditor and its annual audit plan, as well as our Internal Audit Department annual plan; and
•	Receiving periodic reports from our independent auditors and our Internal Audit Department.

Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel. For 2015 compensation, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and introduction of new products and services. As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.

Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. In July 2012, the Board appointed Stefanie Kimball to a new position of Chief Risk Officer. Ms. Kimball is charged with overseeing the Company’s risk management function and, in this capacity, works closely with the Company’s internal audit department. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Chief Risk Officer as well as other members of the Company’s management on the Company’s most material risks and the degree of its exposure to those risks. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk and contingency planning.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited consolidated financial statements as of and for the year ended December 31, 2015.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our consolidated financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Stephen L. Gulis, Jr.
Terry L. Haske
Charles C. Van Loan

DISCLOSURE OF FEES PAID
TO OUR INDEPENDENT
AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2015	2014
Audit fees	$338,000	$338,000
Audit related fees(1)	35,000	15,000
Tax fees(2)	68,885	68,215
All other fees	7,500	7,500
Total	$449,385	$428,715
(1)	Consists primarily of fees for an audit required under a Housing and Urban Development (“HUD”) loan program. 2015 includes additional fees due to audit requirements related to our Ginnie Mae seller-servicer activities.
(2)	Consists of fees related to the preparation of corporate tax returns and amounts for tax advice and tax planning services.

PRE-APPROVAL POLICY

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2015 and 2014, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL II SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe as independent auditors for the Company for the fiscal year ending December 31, 2016. The services provided to the Company and our subsidiaries by Crowe for 2015 and 2014 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The affirmative vote of a majority of the Company’s common stock voted at the Annual Meeting, by person or by proxy, is required for approval. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders will vote FOR the approval of this proposal.

The Board of Directors recommends a vote FOR this
proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL III SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board’s recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our Named Executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the Company’s proxy statement for its 2016 Annual Meeting of Shareholders.

The advisory vote on executive compensation was last conducted at our Annual Meeting of Shareholders in 2015, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy and excluding broker non-votes, approximately 92.8% of the shares voted to approve the resolution, 6.7% voted against the resolution, and 0.5% abstained. Our Board considered the results of this vote to be generally supportive of the Company’s compensation policies and programs and did not make any material changes to our policies or programs as a result of that vote. This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives on an advisory basis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented individuals, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is typically in the form of equity-based compensation. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, the compensation committee believes that there should be an appropriate balance between the compensation components so as to promote and reward for performance but within reasonable risk parameters reflecting a longer-term perspective.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. The last external review of our executive compensation programs was performed in 2015 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review each element of our executive compensation program, including a review of (1) the overall competitiveness of our compensation program for executives, (2) our annual cash incentive program, and (3) our long-term incentive plan program. As part of its review, Meridian conducted a comparison of our compensation programs relative to a peer group of 18 regional financial institutions(1), as well as general market data on executive compensation rates and practices from a variety of third party sources. Based upon Meridian’s review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, as a result of which the Committee implemented only minor modifications to our executive compensation program, each of which is discussed in more detail below.

The foregoing discussion is intended to provide a background and context for the information that follows, regarding our existing compensation programs for those persons who served as our Named Executives during 2015, and to assist in understanding the information included in the executive compensation tables.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;
•	Annual Cash Incentive; and
•	Long-Term Incentive Compensation, generally payable in the form of equity-based compensation.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors including peer group compensation as well as an individual’s performance, experience, expertise, and tenure with the Company.

The compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. The base salaries of other Named Executives are established by our CEO, with input from, and approved by, the compensation committee. In setting base salaries, our CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For 2016 salaries, the Committee also reviewed and considered the benchmarking data compiled by Meridian, as discussed above.

The base salaries of our Named Executives for each of the last three years is set forth in the below Summary Compensation Table. Effective January 1, 2016, the Committee approved increases in the base salaries of each of the Named Executives (other than the CEO) in amounts ranging from 1.5% of base salaries to 2.75% of base salaries. The Board approved a 4.6% increase in Mr. Kessel’s base salary to $455,000, based upon the effectiveness of his leadership, the number of important accomplishments of the Company during 2015 and the fact that Mr. Kessel’s salary, as CEO, was below the median base salary of peer group CEO’s.

Annual Cash Incentives

Annual cash incentives are payable under the terms of our Management Incentive Compensation Plan. This plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board may establish annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would result in earning

(1)	The following financial institutions comprise the peer group entities in evaluating peer group compensation:
Republic Bancorp, Inc.	First Busey Corporation
Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Enterprise Financial Services Corp.	MainSource Financial Group, Inc.
Peoples Bancorp Inc.	First Financial Corporation
Mercantile Bank Corporation	S.Y. Bancorp, Inc.
German American Bancorp, Inc.	Horizon Bancorp
Old Second Bancorp, Inc.	First Mid-Illinois Bancshares, Inc.
Macatawa Bank Corporation	Isabella Bank Corporation
Mutual First Financial	MBT Financial Corp.

50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Any awards under the Plan are payable in full following finalization of the Company’s financial results for the performance period.

During the term that the Company was a participant in the Troubled Asset Relief Program (“TARP”) none of the Named Executives were eligible to receive any payments under our annual Management Incentive Compensation Plan nor were they eligible to receive any incentive based compensation based upon the Company’s financial performance prior to August 30, 2013, the date on which the Company was no longer a TARP participant.

2015. Under the terms of the 2015 Management Incentive Compensation Plan, management employees were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 60% to 80%) as well as predetermined individual goals (weighted at 20% to 40%). The target bonus levels were 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive’s bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, with earnings per share weighted at 32% and the other three objectives weighted at 16%. No bonuses were payable under the 2015 plan unless the Company’s earnings per share equaled or exceeded $0.70. The Company’s 2015 performance goals were as follows:

	Earnings Per Share(1)	Non-Performing Assets to Total Assets	Organic Deposit Growth	Efficiency Ratio
Threshold	$0.75	0.90%	2.5%	75%
Target	$0.90	0.80%	5.0%	70%
Maximum	$1.05	0.60%	10.0%	65%
(1)	Determined after giving effect to total incentive compensation expense for the year.

The Company exceeded (a) the threshold objective for per share net income ($0.86 per diluted share), (b) the target objective for non-performing assets (0.74% non-performing assets to total assets ratio) and (c) the target objective for organic deposit growth (8.4%). The Company did not achieve the threshold objective for its efficiency ratio in 2015. Combined with the relative achievement of individual performance objectives, total incentive compensation for 2015, for all employees, was approximately $3.7 million. The amounts payable to each of our Named Executives under our 2015 Management Incentive Plan is set forth under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2016. In January 2016, the Committee and the Board approved the performance objectives for the 2016 Management Incentive Compensation Plan. The Committee adopted the same category of performance objectives as the prior year; the Committee believes that these criteria continue to provide the most effective measures of corporate performance in terms of creating shareholder value and that generally consistent utilization of the same or similar performance metrics promotes a better understanding by employees of what the Board views as important to the Company’s continued growth and profitability.

The target bonus levels remain at 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive’s bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, with earnings per share weighted at 32% and the other three objectives each weighted at 16%. No bonuses are payable under the 2016 plan unless the Company’s earnings per share equal or exceed $0.80.

	Earnings Per Share(1)	Non-Performing Assets to Total Assets	Organic Deposit Growth(2)	Efficiency Ratio
Threshold	$0.90	0.80%	2.5%	75%
Target	$1.00	0.70%	5.0%	70%
Maximum	$1.20	0.50%	10.0%	65%
(1)	Determined after giving effect to total incentive compensation expense for the year.
(2)	For 2016, performance under this metric will be weighted equally between (a) aggregate growth in deposits (excluding brokered CD’s) and (b) the growth rate in the number of deposit accounts.

Long-Term Incentive Program

Our long-term compensation incentives are generally provided for under our Long-Term Incentive Plan (LTIP), which provides for the grant of a variety of stock-based compensation awards.

As a general practice, awards under the LTIP are recommended by the Committee, and approved by the Board, at the Board’s first meeting in each calendar year. Under the LTIP, the Committee has the authority to grant a wide variety of stock-based awards. The LTIP is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to at least three (3) times his base salary, (2) our executive vice presidents are to own stock having a market value of at least twice their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. These guidelines apply ratably over a 5-year period following the date of hire or promotion to one of these positions. The Company’s Insider Trading Policy prohibits the Company’s executive officers, as well as the Company’s directors, from pledging the Company’s securities as collateral for loans or engaging in hedging transactions or purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

For 2015, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executive	Number of Shares of Restricted Stock(1)	Number of Performance Units
William B. Kessel	8,590	8,590
Robert N. Shuster	3,893	3,893
Dennis J. Mack	3,787	3,787
David C. Reglin	3,788	3,788
Stefanie M. Kimball	3,807	3,807
(1)	The market price of our common stock was $12.66 on the date of grant.

For 2016, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executive	Number of Shares of Restricted Stock(1)	Number of Performance Shares
William B. Kessel	7,778	7,778
Robert N. Shuster	3,526	3,526
Dennis J. Mack	3,430	3,430
David C. Reglin	3,431	3,431
Stefanie M. Kimball	3,447	3,447
(1)	The market price of our common stock was $13.98 on the date of grant.

The value of the awards was based on a target rate of 50% of 2015 base salary for our CEO and 40% of 2015 base salary for the other Named Executives. The shares of restricted stock granted in 2015 and 2016 cliff vest after three years. The number of shares that may be issued for each performance share will be determined at the end of the three-year performance period, beginning on the grant date, based upon the total shareholder return (TSR) of the Company’s common stock relative to the TSR of the financial institutions that comprise the SNL US Bank $1 billion to $5 billion Index. The actual number of shares issuable is based upon the product of (1) the number of target shares that are subject to the award, and (2) the earnout percentage, based upon the following (with straight line interpolation between the performance levels):

Company TSR Relative to Peer Group Index	Earnout Percentage
2 times or more	200%
1.5 times Index	150%
Equal to Index	100%
.5 times Index	50%
Below .5 times Index	0%

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life, and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees and are also entitled to the use of Company owned or leased vehicles and reimbursement of certain club dues. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. For the year ended December 31, 2015, the Company contributed an amount equal to two percent (2%) of eligible employee compensation to this plan.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The Committee believes that the cost of such perquisites is relatively minimal.

Clawback Policy

Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company’s executive officers in the event of a restatement of the Company’s financial statements or certain improper conduct by those officers.

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO for the last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Totals
William B. Kessel(6)	2015	$435,000	$—	$227,807	$212,000	$28,638	$903,445
President and Chief	2014	410,000	—	232,500	136,667	25,584	804,751
Executive Officer	2013	366,000	100,000	146,400	—	20,633	633,033

Robert N. Shuster	2015	246,471	—	103,242	94,000	29,870	473,583
Executive Vice President	2014	241,638	—	109,611	64,437	28,707	444,393
and Chief Financial	2013	234,600	50,000	78,200	—	25,379	388,179
Officer

Stefanie M. Kimball	2015	241,008	—	100,962	96,700	17,525	456,195
Executive Vice President -	2014	236,283	—	107,176	66,789	17,253	427,501
Chief Risk Officer	2013	230,520	50,000	76,840	—	16,854	374,214

Dennis J. Mack	2015	239,761	—	100,431	92,500	23,187	455,879
Executive Vice President -	2014	232,778	—	105,582	62,074	19,523	419,957
Chief Lending Officer	2013	226,000	50,000	75,333	—	21,510	372,843

David C. Reglin	2015	239,833	—	100,458	91,500	23,654	455,445
Executive Vice President -	2014	235,130	—	106,654	60,820	21,961	424,565
Retail Banking	2013	230,520	50,000	76,840	—	19,317	376,677
(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)	The amounts set forth in this column represent discretionary cash bonuses awarded to the Named Executives on February 7, 2014, based on the Company’s financial performance for the period commencing September 1, 2013 and ended December 31, 2013.
(3)	The amounts set forth in this column represent the aggregate fair value of awards as of the grant date, computed in accordance with FASB ASC topic 718, “Compensation - Stock Compensation”. The assumptions used in calculating these award amounts are set forth in Note 14, of the Company’s 2015 Annual Report.
(4)	The amounts set forth in this column for 2015 represent cash bonuses paid to the Named Executives on January 29, 2016, under the terms of the Company’s Management Incentive Compensation Plan for the annual period ended December 31, 2015. The amounts set forth in this column for 2014 represent cash bonuses paid to the Named Executives on January 30, 2015, under the terms of the Company’s Management Incentive Compensation Plan for the annual period ended December 31, 2014.
(5)	The amounts set forth in this column include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the ESOP), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, dividends on restricted stock, and country club and other social club dues.
(6)	The 2013 salary amount for Mr. Kessel includes salary stock of $20,000. Mr. Kessel, the President of the Company since April 1, 2011, assumed the role of CEO on January 1, 2013.

Grants of Plan-Based Awards

The table below shows the award of restricted stock and performance share awards to all of our Named Executives in 2015, as well as cash compensation that could be earned under our 2015 Management Incentive Compensation Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
William B. Kessel	01/22/15	108,750	217,500	435,000					—
	01/22/15				4,295	8,590	17,180		119,057
	01/22/15							8,590	108,749

Robert N. Shuster	01/22/15	49,294	98,588	197,177					—
	01/22/15				1,946	3,893	7,786		53,957
	01/22/15							3,893	49,285

Stefanie M. Kimball	01/22/15	48,202	96,403	192,806					—
	01/22/15				1,903	3,807	7,614		52,765
	01/22/15							3,807	48,197

Dennis J. Mack	01/22/15	47,952	95,904	191,809					—
	01/22/15				1,893	3,787	7,574		52,488
	01/22/15							3,787	47,943

David C. Reglin	01/22/15	47,967	95,933	191,866					—
	01/22/15				1,894	3,788	7,576		52,502
	01/22/15							3,788	47,956
(1)	The amounts in these three columns relate to grants made to the Named Executives in January 2015 pursuant to the 2015 Management Incentive Compensation Plan, an annual cash incentive plan. These awards were payable based on various objectives to be achieved during 2015, as discussed under “Compensation Discussion and Analysis - Annual Cash Incentives” above. The amounts in the “Threshold” column reflect the minimum amounts payable to each NEO if threshold performance was achieved for each of the performance metrics under this incentive plan. There were no minimum amounts payable pursuant to these awards; the amounts in the “Maximum” column reflect the maximum amounts payable pursuant to these awards; and the amounts in the “Target” column represent the target bonus amount. In January 2016, the actual amounts payable to the Named Executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	The amounts in these three columns reflect the grant of performance share units pursuant to our Long-Term Incentive Plan. The performance share units represent shares of the Company’s common stock and are issuable to participants at the end of the three-year performance period beginning on the date that the performance share units are granted. The number of performance shares reflect the number of shares of common stock that may be issued if certain Total Shareholders Return (TSR) goals are met. The total number of shares which finally vest may vary from zero to 200% of the target amount, depending upon the Company’s performance relative to the established TSR goals. (See Compensation Discussion and Analysis above).
(3)	The amounts in these columns represent grants of restricted stock made pursuant to our Long-Term Incentive Plan. These shares of restricted stock will cliff vest after three years.
(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting of 100% of the target shares awarded.

Outstanding Equity Awards at Fiscal Year-End

This table shows the option and restricted stock awards that were outstanding as of December 31, 2015. The table shows both exercisable and unexercisable options, as well as shares of restricted stock, restricted stock units, and performance share units that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

						Stock Awards
								Equity Incentive Plan Awards:
		Option Awards				Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares or Units of Stock That Have Not Vested(3)	Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
William B. Kessel	01/30/09	1,824	—	15.90	01/30/19
	05/28/13					23,542	358,545
	02/07/14					5,346	81,420
	02/07/14							8,020	122,145
	01/22/15					8,590	130,826
	01/22/15							8,590	130,826

Robert N. Shuster	01/30/09	1,856	—	15.90	01/30/19
	05/28/13					12,575	191,517
	02/07/14					2,520	38,380
	02/07/14							3,781	57,585
	01/22/15					3,893	59,290
	01/22/15							3,893	59,290

Stefanie M. Kimball	01/30/09	1,824	—	15.90	01/30/19
	05/28/13					12,356	188,182
	02/07/14					2,464	37,527
	02/07/14							3,697	56,305
	01/22/15					3,807	57,981
	01/22/15							3,807	57,981

Dennis J. Mack	06/28/11	3,500	—	1.92	06/28/21
	05/28/13					12,115	184,511
	02/07/14					2,428	36,978
	02/07/14							3,642	55,468
	01/22/15					3,787	57,676
	01/22/15							3,787	57,676

David C. Reglin	01/30/09	1,824	—	15.90	01/30/19
	05/28/13					12,356	188,182
	02/07/14					2,452	37,344
	02/07/14							3,679	56,031
	01/22/15					3,788	57,691
	01/22/15							3,788	57,691
(1)	The shares of restricted stock and the restricted stock units are subject to risks of forfeiture until they vest in full. Restricted stock units granted in 2013 cliff vest in three years from the date of grant. The shares of restricted stock granted in 2014 vest ratably over the three-year period following the date of grant, beginning on the first anniversary of the grant date. The shares of restricted stock granted in 2015 cliff vest in three years from the date of grant. The number of shares shown in this column reflect the number of units or shares originally granted as well as credited dividends through the end of calendar 2015.
(2)	The market value of the shares of restricted stock or restricted stock units that have not vested is based on the closing price of our common stock as of December 31, 2015, which was $15.23.
(3)	The number of shares that may be issued under our performance share unit awards, depends upon the achievement of certain TSR goals determined as of the third anniversary of the grant date. The number and value of the awards reflect the target level of performance unit shares granted.

Option Exercises and Stock Vested

As reflected in the table below, no options were exercised, and the following shares of restricted stock vested, during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
William B. Kessel	—	—	64,815	$913,796
Robert N. Shuster	—	—	35,291	497,842
Stefanie M. Kimball	—	—	34,670	489,090
Dennis J. Mack	—	—	31,546	444,883
David C. Reglin	—	—	34,664	489,014
(1)	Represents the fair market value of shares of restricted stock as of the date of vesting.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
William B. Kessel	$1,881,662	$2,010,149
Robert N. Shuster	1,012,340	1,235,918
Stefanie M. Kimball	1,041,117	1,197,470
Dennis J. Mack	1,001,778	912,978
David C. Reglin	998,957	1,144,838
(1)	The Company has entered into a Management Continuity Agreement with each of the above Named Executives that provides for defined severance compensation and other benefits if the executive is terminated in connection with a change of control of the Company. The agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further information, see the section titled “Severance and Change in Control Payments” above.
(2)	The total amounts that may be payable under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Section 280G. This column indicates the estimated payout based on IRS limitations.

DIRECTOR COMPENSATION

Since 2011, the annual retainer paid to non-employee directors has been set at $51,300. It will remain the same for 2016.

Effective as of the date of the 2015 Annual Meeting of Shareholders, the Board approved the payment of additional retainers of $10,000, $6,000, $4,000, and $4,000 to the chair of the board and the chairpersons of the board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees (beyond the retainers described above) are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2015. To date, no such options have been approved or granted in 2016.

Under our Corporate Governance Principles, half of the combined retainer for directors is payable in cash and the other half is payable under our Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the

“Purchase Plan”) described below until that director achieves the required share ownership under our share ownership guidelines. Once a director achieves the requisite level of share ownership under those guidelines, each director then has the choice of receiving his or her director compensation in cash or in deferred share units under our Purchase Plan, at his or her discretion.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation – 2015

	Fees Earned or Paid in
Name	Cash(1)(2)	Stock(1)(2)	Total
William J. Boer(3)	$27,345	$27,345	$54,690
Joan A. Budden(4)	—	21,375	21,375
Stephen L. Gulis(5)	56,995	—	56,995
Terry L. Haske	41,040	10,260	51,300
Robert L. Hetzler	51,300	—	51,300
Michael M. Magee(6)	58,250	—	58,250
James E. McCarty(7)	54,995	—	54,995
Matthew J. Missad	25,650	25,650	51,300
Charles A. Palmer	51,300	—	51,300
Charles C. Van Loan(8)	57,300	—	57,300
	$424,175	$84,630	$508,805
(1)	For 2015, fees were paid in the form of cash and the Company’s common stock, as described above. No stock options were awarded to the Board during 2015.
(2)	Mr. Kessel, our President and CEO, receives no additional compensation for his service as director. All compensation paid to Mr. Kessel for 2015 is reported in the Summary Compensation Table above.
(3)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee during 2015.
(4)	Ms. Budden was appointed to the Board on July 22, 2015.
(5)	Includes additional retainer for service as chairperson of the audit committee.
(6)	Includes additional fee for service as chairperson of the board.
(7)	Includes additional retainer for service as chairperson of the compensation committee.
(8)	Includes fees received as a director of Mepco Finance Corporation during 2015.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

James E. McCarty
Joan A. Budden
Charles C. Van Loan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Van Loan, who previously served as CEO of the Company from 1993 through 2004, serves on the compensation committee of the Board. In 2015, there did not exist any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2015. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or the bank and do not involve more than a normal risk of collectability or present other unfavorable features. Such loans totaled $255,000 at December 31, 2015, equal to 0.1% of shareholders’ equity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based solely upon written representations by each director and executive officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2015 except as follows: Mr. Kessel, Mr. Shuster, Ms. Kimball, Mr. Mack, Mr. Reglin, Mr. Collins, Mr. Butler, Mr. Graves and Mr. Twarozynski, each an executive officer, was late in filing one report relating to reporting the grant of restricted stock and performance share awards and Mr. McCarty, a director, was late in filing one report for 441 shares of common stock that he inherited.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2017 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2017 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 4200 East Beltline, Grand Rapids, Michigan 49525, no later than November 10, 2016.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the 2017 Annual Meeting of Shareholders is changed by more than 20 days from the date of the first anniversary of the 2016 Annual Meeting, then notice must be received within 10 days after the date we mail or otherwise give notice of the date of the 2017 Annual Meeting of Shareholders.

As of March 4, 2016, no proposals from any shareholder to be presented at the 2016 Annual Meeting of Shareholders have been received by us.

GENERAL

The cost of soliciting proxies for the Annual Meeting will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, email, fax, or in person. We have retained the services of Broadridge Financial Solutions, Inc. to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $20,000, plus reasonable out of pocket expenses.

As of the date of this proxy statement, management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March 11, 2016

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
800-355-0641

INDEPENDENT BANK CORPORATION
ATTN: ROBERT SHUSTER
4200 EAST BELTLINE
GRAND RAPIDS, MI 49525

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBCP2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00664-P72490-Z67093

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INDEPENDENT BANK CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William J. Boer
02) Joan A. Budden
03) Charles C. Van Loan

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2016.	☐	☐	☐
3. Approval of an advisory (non-binding) resolution to approve the compensation paid to our Named Executives.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E00665-P72490-Z67093

INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William B. Kessel and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote all the shares of common stock of Independent Bank Corporation the undersigned is entitled to vote, including all shares of record held by the undersigned on February 26, 2016, at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 2016 at 3:00 p.m. (local time), or any adjournment or postponement thereof, on all matters that come before, or may be incident to the conduct of, the meeting. If a proxy is properly executed and returned, shares will be voted in the manner instructed. On any matter for which instructions are not given, the proxy will be voted FOR the election of directors, FOR proposals 2 and 3, and in the discretion of the proxies on any other matters that come before, or may be incident to the conduct of, the meeting or any adjournment or postponement thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side